Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM ANNOUNCES $22.5 MILLION, FIVE-YEAR SECURED FINANCING

— Anticipated to provide capital to grow the business through to profitability –

SAN DIEGO, CA, December 10, 2012 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today announced the signing of a $22.5 million secured debt financing with the Athyrium Opportunities Fund (“Athyrium”).

Net proceeds after estimated expenses will be approximately $21.3 million, providing Verenium with capital to continue to advance its Product Pipeline to commercialization, enhance its manufacturing capabilities, and fund general working capital purposes. The debt bears interest at 11.5% per annum, with interest payments due quarterly over a five-year term and the principal balance due as a lump-sum payment at maturity in December 2017.

In connection with the financing, Verenium issued warrants to Athyrium to purchase approximately 2.9 million shares of common stock at an exercise price of $2.49 per share, representing a 17.5% premium over the closing price on the date of the debt agreement. The warrants have a seven-year term and are immediately exercisable.

“We are pleased to be teaming with a long term strategic investor such as Athyrium in this transaction,” said Jeffrey Black, Senior Vice President and Chief Financial Officer at Verenium. “We anticipate that this financing will allow us to invest in our business and fund our growth initiatives through to operating profitability with minimal dilution to existing shareholders. Importantly, with our financing needs now addressed, our management team can focus on unlocking the value in our business through new innovative products and partnerships.”

“Athyrium is excited to work with Verenium and its management team,” said Richard Pines, a Partner of Athyrium. “We believe this transaction enables Verenium to continue to deploy its proven technology by creating highly differentiated enzyme products across a wide range of sectors and industrial applications.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

About Athyrium Opportunities Fund

Athyrium Opportunities Fund is a New York-based fund focusing on investment opportunities in the global healthcare sector. The Athyrium investment team has substantial healthcare investment experience across a wide range of asset classes, including public equity, private equity, fixed income, royalties, and other structured securities. Athyrium invests across healthcare verticals, including biopharma, medical devices and products, and healthcare services. The team partners with management teams to implement creative financing solutions to companies’ capital needs.

Forward Looking Statements For Verenium

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s ability to commercialize its products, enhance its manufacturing capabilities, capture near-term and longer-term growth and prospects, and reach profitability. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2011 and any updates contained in its subsequently filed quarterly reports on Form 10-Q . These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Sarah Carmody

Manager, Corporate Communications

858-431-8581

sarah.carmody@verenium.com